Exhibit 99.1

For Immediate Release

Verra Mobility Announces $100 Million Share Repurchase Program and Debt Management Initiative

MESA, Ariz., November 21, 2022 -- Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today that its Board of Directors has approved a stock repurchase program, which authorizes the Company to repurchase up to $100 million of its Class A common stock over the next eighteen months from time to time in open market transactions, accelerated share repurchases or in privately negotiated transactions, each as permitted under applicable rules and regulations.

The Company also announced its intention to reduce its leverage to a target net debt ratio of 3.0x to adjusted EBITDA by the end of 2023 and to mitigate the risk of increased cash interest payments through several available options, potentially including, paying down debt and exploring interest rate risk management alternatives.

“We remain committed to delivering value to our stockholders through a disciplined and flexible capital allocation strategy,” said David Roberts, Chief Executive Officer, Verra Mobility. “Our announcement today of a new $100 million share repurchase program alongside our intent to reduce net leverage to 3.0x during these unique interest rate environments, highlights our balanced capital allocation approach focused on the tremendous cash flow capacity of our business.”

The timing and actual number of shares repurchased by the Company will depend on a variety of factors, including price, general business and market conditions, and alternative capital allocation opportunities, including potential debt management alternatives. Repurchases may be made pursuant to a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The Company’s stock repurchases may also be suspended or terminated at any time without notice.

About Verra Mobility

Verra Mobility Corporation (NASDAQ: VRRM) is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. The company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. The company also solves complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Verra Mobility's plans, objectives, expectations, beliefs and intentions and other statements including words such as "hope," "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, among others, statements regarding the benefits of the Company’s stock repurchase program, intentions to reduce its net leverage and available debt management opportunities. Actual outcomes may differ materially from those anticipated in the forward-looking statements due to general financial, economic, regulatory and political conditions affecting the smart mobility industry as well as more specific risks and uncertainties facing Verra Mobility such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

This press release should be read in conjunction with the information included in Verra Mobility's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov, as well as information available on its corporate website and investor relations website. Understanding the information contained in these filings and on the corporate and investor relations websites is important to fully understand Verra Mobility's reported financial results and our business outlook for future periods. The forward-looking statements herein represent the judgment of Verra Mobility, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com. We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts.

Media Relations: Investor Relations:
Eric Krantz Mark Zindler

eric.krantz@verramobility.com mark.zindler@verramobility.com